Cooperation and Service Agreement

This Cooperation and Service Agreement (the "Agreement") is made and entered into as of this 8th day of September, 2016, by and between PT. Kinerja Pay Indonesia., organized under the laws of Indonesia with offices located at J1. Multatuli, No. 8A, Medan, Indonesia 20151 ("PT.KPAY") and PT. Indonesia Enam Dua, organized under the laws of Indonesia with offices located at _J1. Jagir Sonokromo, No. 98, EG Ruko Mangga,, Dua B10/08, Surabaya, Indonesia ("PT.IED"). Hereinafter, PT.KPAY and PT.IED may be referred to individually, as a "Party" and collectively, as the "Parties."

WHEREAS, PT.KPAY owns and is the operator of kinerjapay.com, an eCommerce platform that provides users with the convenience of e-wallet service for bill transfer and online shopping having advanced functionality features, among others, and is among the first portals to allow users the convenience to top-up phone credit, in consideration for the payment of royalties; and

WHEREAS, PT.IED owns and operates 62hall, an instant online shop (62Commerce) which provides: (i) a wide range of products from various categories including buying and selling precious metals; (ii) online information to search for and find vendor service providers; and (iii) a broad range of customer service; and

WHEREAS, the Parties desire to enter into this Agreement for the purposes of coordinating their respective services and cooperating in PT.KPAY's development of a new ECommerce portal as described below.

NOW THEREFORE, the Parties agree as follows:

1. Portal Development: The Parties agree to share their resources to help PT.KPAY build a new eCommerce portal called KinerjaMall.com (the "Portal").

2. Portal Ownership: The Portal shall be owned entirely by PT.KPAY as its Intellectual Property with a joint database from kinerjapay.com and 62Hall.com, which Portal will act as common marketplace platform for their respective users.

3. Responsibilities: The Parties shall each bear their own responsibility to grow the business with the following responsibilities:
(i) PT.IED being responsible to grow product database and deal with matters related to customer service, among other responsibilities; and
(ii) PT.KPAY shall be responsible to facilitate payment options, grow user base, provide digital products (pulsa and voucher center), other premium items under I LOVE INDONESIA category; and
(iii) payment solutions, among other responsibilities.

4. Profit Allocation: Profit, which is defined as an item's selling price on the Portal minus the cost price of the item sold on the Portal (the "Profit") shall be allocated 90% to PT.KPAY and 10% to PT.IED.

5. Term: The Agreement shall commence on the date first set forth above (the "Effective Date") and shall continue through the initial term ending on September 30, 2017 (the "Term") with the right of the Parties, upon mutual written agreement, to renew the Term for subsequent one-year periods (the "Renewal Terms"). Notwithstanding the foregoing, either Party may terminate this Agreement upon sixty (60) days advance written notice.
6. Representations and Warranties of the Parties:
(i) Each of the Parties represent and warrant to the other Party that they are duly organized, validly existing and in good standing under the laws of Indonesia and have all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted;
(ii) Each of the Parties represent and warrant to the other Party that they have all requisite power to execute and deliver, to perform their respective obligations under, and to consummate the transactions contemplated by, this Agreement; and
(iii) This Agreement is the legal, valid, and binding obligation of the Parties enforceable against each of them in accordance with its terms.

7. Indemnification by the Parties: The Parties shall indemnify, defend and hold harmless each of the other Parties and each of their respective shareholders, members, partners, directors, officers, managers, employees, agents, attorneys and representatives, from and against any and all losses which may be incurred or suffered by any such Party and which may arise out of or result from any breach of any representation, warranty, covenant or agreement by any of the Parties contained in this Agreement made as of the Effective Date. Notwithstanding the foregoing, no claim under this Section may be made, unless notice is given within one (1) year from the Effective Date.

8. Confidentiality: Both Parties, as well as their officers, directors, employees and agents, shall keep secret and confidential and shall neither use, copy, adapt, alter or part with possession of nor disclose to any other person any information or material of a technical or business nature relating in any manner to the business of either of the parties and its services.

9. Miscellaneous:
(i) Notices. All notices, consents, approvals, agreements, authorizations, acceptances, rejections and waivers under this Agreement must be in writing and shall be deemed given when: (a) delivered by hand or private, prepaid courier service to the person specified for the receiving Party at the address specified above, with a copy (which shall not constitute a notice) to:
For PT.KPAY, then to:
Office of Richard Rubin
40 Wall Street-28th Floor
New York, NY 10005
Attn: Richard Rubin, Esq.
email: rrubin@parkavenuegroup.us

(ii) Choice of Law and Jurisdiction. This Agreement and the rights of the Parties under it shall be governed by and construed in all respects solely in accordance with the laws of Indonesia, and the courts of competent jurisdiction located in Indonesia shall have exclusive jurisdiction with respect to any claim or procedure arising out of or in connection with this Agreement.
(iii) Arbitration. All claims and disputes arising under or relating to this Agreement are to be settled by binding arbitration in Indonesia or another location mutually agreeable to the parties. The arbitration shall be conducted on a confidential basis pursuant to the commercial arbitration rules in Indonesia. Any decision or award as a result of any such arbitration proceeding shall be in writing and shall provide an explanation for all conclusions of law and fact and shall include the assessment of costs, expenses, and reasonable attorneys' fees. Any such arbitration shall be conducted by an arbitrator experienced in Indonesia and shall include a written record of the arbitration hearing. The parties reserve the right to object to any individual who shall be employed by or affiliated with a competing organization or entity. An award of arbitration may be confirmed in a court of competent jurisdiction.
(iv) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(v) Entire Agreement. This Agreement contains the entire agreement between the Parties with regard to the subject matter hereof. Without limiting the generality of the foregoing, this Agreement is intended to supersede any previous agreements or understandings between the Parties.
(Signatures on Following Page)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first written above.

PT. KINERJA PAY INDONESIA
/s/: Deny Rajardjo
Name: Deny Rahardjo
Title: CEO

PT. INDONESIA ENAM DUA
/s/: Leonardo Iswanto
Name: Leonardo Iswanto
Title: Director